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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TITAN MACHINERY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TITAN MACHINERY INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Titan Machinery Inc. will be held at 8:00 a.m., Central Time, on June 1, 2017, at the Crowne Plaza West, 3131 Campus Drive, Plymouth, Minnesota for the following purposes:

1.	To elect two directors for a three-year term.

2.	To conduct an advisory vote on a non-binding resolution to approve the compensation of our named executive officers.

3.	To conduct an advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers.

4.	To ratify the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2018.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on April 13, 2017 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting or any adjournment or postponement thereof.
Your vote is important. You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or by mail as described in the written proxy card.
Important Notice Regarding the Availability of Proxy Materials for the Upcoming Annual Meeting of Stockholders To Be Held on June 1, 2017: The Proxy Statement, Proxy Card, and Annual Report on Form 10-K are available in the Investor Relations section of the Titan Machinery Inc. website at http://www.titanmachinery.com.

BY ORDER OF THE BOARD OF DIRECTORS

David J. Meyer Board Chair and Chief Executive Officer
West Fargo, North Dakota
April 27, 2017

TITAN MACHINERY INC.
Annual Meeting of Stockholders
June 1, 2017

PROXY STATEMENT

INTRODUCTION
Your proxy is solicited by the Board of Directors (the "Board") of Titan Machinery Inc. ("we," "us," "our," or the "Company") for our Annual Meeting of Stockholders to be held at 8:00 a.m., Central Time, on June 1, 2017 (the "Annual Meeting"), at the location and for the purposes set forth in the Notice of Annual Meeting of Stockholders, and at any adjournment or postponement thereof. The proposals to be voted on at the Annual Meeting are described in this Proxy Statement.
The mailing address of our principal executive offices is Titan Machinery Inc., 644 East Beaton Drive, West Fargo, North Dakota 58078. We expect that this Proxy Statement, the related Proxy Card, and the Notice of Annual Meeting of Stockholders will first be mailed or made available to our stockholders on or about April 27, 2017.
GENERAL INFORMATION

Purpose of the Annual Meeting	At the Annual Meeting, our stockholders will act upon the following proposals outlined in the Notice of Annual Meeting of Stockholders:
Proposal 1 - Election of Directors
Proposal 2 - Advisory Vote to Approve the Compensation of our Named Executive Officers
Proposal 3 - Advisory Vote on the Frequency of Holding Future Advisory Votes on the Compensation of our Named Executive Officers
Proposal 4 - Ratification of Independent Registered Public Accounting Firm
Following this, management of the Company will give a business update. Management will be available to respond to appropriate questions from stockholders.

What is a Proxy?
It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. You may designate someone as your proxy in a written document, typically with a proxy card. We have authorized members of our senior management designated by the Board and named in your proxy card to represent you and to vote your shares as instructed. The proxies also may vote your shares at any adjournments or postponements of the Annual Meeting.

What is a Proxy Statement?	It is a document we give you when we are soliciting your designation of a proxy pursuant to Securities and Exchange Commission ("SEC") rules and regulations.

Stockholder of Record	If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are a stockholder of record with respect to those shares.

Shares held in "Street Name"
If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in "street name." Your bank or broker is considered the stockholder of record for purposes of voting at the Annual Meeting, but you, as the beneficial owner, have the right to direct your bank or broker on how to vote the shares held in your account at the Annual Meeting.

Number of Shares Required to be Present to Hold the Annual Meeting
In order to conduct the Annual Meeting, holders of a majority of the shares outstanding and entitled to vote as of the close of business on the record date, April 13, 2017, must be present in person or by proxy. This constitutes a quorum. Your shares are counted as present if you attend the Annual Meeting and vote in person, or if you vote by proxy. Shares represented by proxies that include abstentions and broker non-votes (described below) will be counted as present for purposes of establishing a quorum. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.

Proxy Solicitation and Cost
The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding that material to beneficial owners of the Company's common stock (the "Common Stock"), will be borne by the Company. Directors, officers and employees of the Company may, without compensation other than their regular remuneration, solicit proxy votes personally or by telephone.

VOTING INFORMATION

Voting Methods
Shares Held of Record. All stockholders of record may vote by telephone, internet, or mail as described in the written proxy card or may vote in person at the Annual Meeting.

Shares Held In Street Name. If your shares are held in "street name" you must instruct the record holder of your shares (i.e., your broker or bank) in order to vote. If your shares are held in "street name" and you want to attend the meeting and vote in person, you must obtain a legal proxy document from the record holder of your shares and bring it to the Annual Meeting.

Revoking Your Proxy or Changing Your Vote
Any stockholder giving a proxy designation may revoke it at any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of the Company or by attending and voting at the Annual Meeting.

Proposal 1 - Election of Directors (page 8) The Board recommends that stockholders vote FOR the election of each nominee
The Board has nominated two candidates for election to our Board. On the vote to elect directors, stockholders may:
•
Vote FOR one or more of the nominees; or
•
WITHHOLD votes as to one or more of the nominees.

Directors will be elected by a plurality of the votes cast. This means that the two nominees who receive the greatest number of "FOR" votes cast will be elected as directors. If you "WITHHOLD" authority to vote with respect to any director nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee.

Proposal 2 - Advisory Vote to Approve the Compensation of our Named Executive Officers (page 23)

The Board recommends that stockholders vote FOR the approval of the compensation of our named executive officers

The Board is holding an advisory vote to approve the compensation of our named executive officers (commonly referred to as "Say-on-Pay"). Stockholders may:
•
Vote FOR the proposal;
•
Vote AGAINST the proposal; or
•
ABSTAIN from voting on the proposal.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required to approve Proposal 2.

An "ABSTAIN" vote has the same effect as an "AGAINST" vote on Proposal 2.

Your vote on Proposal 2 is an advisory vote to approve the compensation of our named executive officers (as defined below under "Compensation Discussion and Analysis"). The Board will consider the results of this advisory vote when considering future executive compensation decisions, but it will not be binding.

Proposal 3 - Advisory Vote on the Frequency of Holding Future Advisory Votes on the Compensation of our Named Executive Officers (page 23)

The Board recommends that stockholders vote FOR the option of every 1 year

The Board is holding an advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers. Stockholders may:
•
Vote FOR 1 year;
•
Vote FOR 2 years;
•
Vote FOR 3 years; or
•
ABSTAIN from voting on the proposal.

The option of every 1 year, every 2 years or every 3 years that receives the highest number of votes cast for this Proposal 3 will be used by the Board to determine the frequency with which the Company will hold future stockholder votes to approve the compensation of our named executive officers.

If you vote "ABSTAIN" on Proposal 3, your shares will be counted for purposes of establishing a quorum, but will have no effect on the results with respect to Proposal 3.

Your vote on Proposal 3 is an advisory vote to determine the frequency of holding future advisory votes on the compensation of our named executive officers (as defined below under "Compensation Discussion and Analysis"). The Board will consider the results of this advisory vote when determining how frequently future stockholder say-on-pay votes will be conducted.

Proposal 4 - Ratification of Independent Registered Public Accounting Firm (page 26) The Board recommends that stockholders vote FOR ratification of the selection of Deloitte & Touche LLP
The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending January 31, 2018. The Board is seeking stockholder ratification of this appointment. On the vote to ratify the appointment of Deloitte & Touche LLP, stockholders may:
•
Vote FOR the proposal;
•
Vote AGAINST the proposal; or
•
ABSTAIN from voting on the proposal.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required to approve Proposal 4.

An "ABSTAIN" vote has the same effect as an "AGAINST" vote on Proposal 4.

What if I do not specify a choice for a matter when returning a proxy?
Stockholders should specify their choice for each proposal on their proxy card. If no specific voting instructions are given, proxies that are signed and returned will be voted as follows:
•
FOR the election of all director nominees;
•
FOR the advisory approval of the compensation of our named executive officers;
•
FOR the option of every 1 year on the frequency of holding advisory votes on the compensation of our named executive officers;
•
FOR the ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.

Broker Non-Votes
A "broker non-vote" occurs when a broker has not received voting instructions from the beneficial owners of shares held in street name, and the broker does not have, or declines to exercise, discretionary authority to vote those shares. Brokers generally have authority to vote on "routine matters," as determined by applicable self-regulatory organizations governing that broker. Proposal 4, the ratification of an independent registered public accounting firm, is considered to be a "routine matter."

"Broker non-votes" have the following effect:
•
Your shares will be counted as present for the purposes of determining whether there is a quorum at the Annual Meeting.
•
Your shares will not be counted as votes FOR or WITHHOLD authority for the election of the director nominees at the Annual Meeting.
•
Your shares will not be counted as votes FOR, AGAINST, or ABSTAIN on Proposal 2 ("Say-on-Pay"), Proposal 3 ("Frequency of Voting"), or Proposal 4 ("Ratification of Auditor"), as applicable.

OUTSTANDING SHARES AND VOTING RIGHTS
The Board has fixed April 13, 2017 as the record date for determining stockholders entitled to vote at the Annual Meeting. Persons who were not stockholders at the close of business on such date will not be allowed to vote at the Annual Meeting. There were 21,838,613 shares of the Common Stock issued and outstanding at the close of business on April 13, 2017. The Common Stock is the only outstanding class of capital stock of the Company entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. No holders of any capital stock of the Company are entitled to cumulative voting rights.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth, as of April 13, 2017, information regarding beneficial ownership of our Common Stock by:

•	Each person known to us to beneficially own 5% or more of our Common Stock;

•
Each executive officer (as that term is defined under the rules and regulations of the SEC) named in the Summary Compensation Table on page 19, who are collectively referred to herein as our "named executive officers";

•	Each of our directors (including nominees); and

•	All of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite the stockholder's name. We have based our calculation of the percentage of Common Stock owned based on 21,838,613 shares of Common Stock outstanding on April 13, 2017. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Titan Machinery Inc., 644 East Beaton Drive, West Fargo, North Dakota 58078.

Name of Beneficial Owner	Number	Percent of Class
5% Beneficial Owners:
FMR LLC	3,236,576	14.82%
245 Summer Street
Boston, MA 02210 (1)
BlackRock Inc.	1,201,622	5.50%
55 East 52nd Street
New York, NY 10055 (2)
Invesco Ltd.	1,118,875	5.12%
1555 Peachtree Street NE, Suite 1800
Atlanta, GA 30309 (3)

Names of Named Executive Officers and Directors/Nominees:
David Meyer (4)	3,022,610	13.81%
Mark Kalvoda (5)	102,838	*
Tony Christianson (6)	323,298	1.48%
Stanley Dardis (7)	23,339	*
Stan Erickson (8)	1,211	*
John Henderson (9)	1,211	*
Jody Horner (10)	10,700	*
James Irwin (11)	27,029	*
Richard Mack (12)	11,246	*
All executive officers and directors/nominees as a group (9 persons) (13)	3,523,482	16.08%
* Less than one percent.

(1)
This information is based on the Schedule 13G/A filed with the SEC by FMR LLC on February 14, 2017. FMR LLC, as parent company of various subsidiaries listed in the Schedule 13G/A, may be deemed to beneficially own the shares held by such subsidiaries.

(2)
This information is based on the Schedule 13G filed with the SEC by BlackRock, Inc. on January 30, 2017. BlackRock, Inc., as parent company of various subsidiaries listed in the Schedule 13G, may be deemed to beneficially own the shares held by such subsidiaries.

(3)
This information is based on the Schedule 13G/A filed with the SEC by Invesco Ltd. on January 10, 2017. Invesco Ltd., as parent company of various subsidiaries listed in the Schedule 13G/A, may be deemed to beneficially own the shares held by such subsidiaries.

(4)
Includes 2,200,000 shares held by the Meyer Family Investment Limited Partnership, over which Mr. Meyer has shared voting and investment control. Also includes 53,000 shares that may be purchased upon exercise of stock options by Mr. Meyer that were exercisable as of April 13, 2017, or within 60 days of such date. Also includes 5,118 restricted shares held by Mr. Meyer that are subject to risk of forfeiture.

(5)
Includes 16,666 shares that may be purchased upon exercise of stock options by Mr. Kalvoda that were exercisable as of April 13, 2017, or within 60 days of that date. Also includes 40,066 restricted shares held by Mr. Kalvoda that are subject to risk of forfeiture.

(6)
Includes 200,000 shares beneficially owned by Adam Smith Fund, LLC, 87,531 shares beneficially owned by Adam Smith Companies, LLC, and 6,071 shares beneficially owned by Cherry Tree Companies, LLC. Mr. Christianson may be deemed to share beneficial ownership of shares held beneficially by Adam Smith Fund, LLC, Adam Smith Companies, LLC, and Cherry Tree Companies, LLC, by virtue of his status as a controlling owner of those entities. Mr. Christianson expressly disclaims beneficial ownership of any shares held by Adam Smith Fund, LLC, Adam Smith Companies, LLC, and Cherry Tree Companies, LLC, except to the extent of his pecuniary interest in such entities. Also includes 6,548 restricted shares held by Mr. Christianson that are subject to risk of forfeiture.

(7)	Includes 1,500 shares held by Mr. Dardis' revocable living trust. Also includes 6,548 restricted shares held by Mr. Dardis that are subject to risk of forfeiture.

(8)	Includes 1,211 restricted shares held by Mr. Erickson that are subject to risk of forfeiture.

(9)	Includes 1,211 restricted shares held by Mr. Henderson that are subject to risk of forfeiture

(10)	Includes 6,548 restricted shares held by Ms. Horner that are subject to risk of forfeiture.

(11)	Includes 27,029 shares held by Mr. Irwin's revocable living trust, which amount includes 6,548 restricted shares that are subject to risk of forfeiture.

(12)	Includes 6,548 restricted shares held by Mr. Mack that are subject to risk of forfeiture.

(13)
Includes 69,666 shares that may be purchased by our executive officers and directors upon exercise of options that were exercisable as of April 13, 2017, or within 60 days of that date. Also includes 80,346 restricted shares held by our executive officers and directors that are subject to risk of forfeiture.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers (as defined in Rule 16(a)-1 under the Securities Exchange Act of 1934, as amended) and directors, and persons who own more than ten percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than ten percent stockholders ("Insiders") are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations from Insiders that no reports were required, the Company believes that during the fiscal year ended January 31, 2017, all Form 3, Form 4 and Form 5 filing requirements were met.

BOARD OF DIRECTORS
The Board consists of three classes of directors: three Class I directors who hold office until the 2017 Annual Meeting (thereafter, we will have two Class I directors); three Class II directors who hold office until the 2018 Annual Meeting; and two Class III directors who hold office until the 2019 Annual Meeting or, in all cases, until their successors are elected and qualified.
The Governance Committee has recommended, and the Board has approved, Tony Christianson and John Henderson as director nominees for the two (2) Class I Director positions to be elected at the 2017 Annual Meeting.
The following information states the principal occupations for at least the past five years of the 2017 nominees and the remaining directors whose terms will continue beyond the Annual Meeting:

2017 Nominees Upon election, these Directors will Hold Office Until The 2020 Annual Meeting	Age	Position/Committee Membership/Biography

Tony Christianson	64	Director

Mr. Christianson has been a director since January 2003 and was a founder of Titan Machinery LLC. Since 1981, Mr. Christianson has been the Chairman of Cherry Tree Companies, an affiliated group of investment banking and wealth management firms in Minneapolis, Minnesota. Affiliates of Cherry Tree Companies act as the general partner of Adam Smith Fund, LLC. Mr. Christianson currently serves as a director of AmeriPride Services, a provider of uniform and linen services. Mr. Christianson served as a director of Arctic Cat, Inc. from June 2009 - January 2017, when Arctic Cat was acquired by Textron Inc. Mr. Christianson also served as a director for several other public companies during the last 5 years including: The Dolan Company, Peoples Educational Holdings, Inc. and Williston Holding Company. Among other attributes, skills and qualifications, the Board believes that Mr. Christianson is uniquely qualified to serve as a director based on his experience in the financial services and investment industries, as well as his experience as a public and private company director, which provides the Board with a seasoned view on financing, investment, acquisition and operating strategies, public company regulatory compliance issues, and investor relations.

John Henderson	54	Director

Mr. Henderson has been a director of Titan Machinery since March 1, 2017. Mr. Henderson is a business executive with over 25 years of experience, including over 20 years as an executive at CNH Industrial. From 2013 to 2015, Mr. Henderson served as Executive Chairman and President of Oncore Manufacturing, LLC, which was a privately-held, high mix electronic manufacturing services provider for the industrial, medical and aerospace/defense markets. Prior to his position at Oncore, Mr. Henderson was an executive with The GSI Group, LLC, which produces grain storage and protein production systems, where he served as President and Chief Operating Officer from 2010 to 2012 and as Senior Vice President and Chief Financial Officer from 2006 to 2010. Prior to joining The GSI Group, Mr. Henderson spent over 20 years at CNH, serving in a variety of leadership positions. Ultimately, from 2003 to 2006, Mr. Henderson served as Vice President and Controller of CNH’s North America and ANZ Agricultural Business. Among other attributes, skills and qualifications, the Board believes that Mr. Henderson is uniquely qualified to serve as a director based on his experience in the equipment industry, financial and accounting knowledge, and his seasoned view of operating and investment strategies.

Directors Who Hold Office Until The 2018 Annual Meeting	Age	Position/Committee Membership/Biography

Stan Erickson	66	Director

Mr. Erickson has been a director of Titan Machinery since March 1, 2017. Mr. Erickson currently serves as the President and Chief Executive Officer of Liberty Capital, Inc., which provides capital and investment services. Mr. Erickson co-founded Liberty Capital in 2013 after retiring from a 32 year career at ZieglerCat Inc. Prior to his retirement, Mr. Erickson most recently served as President and Chief Operating Officer of ZieglerCat. Mr. Erickson currently serves on the board of directors of Electromed, Inc., where he serves as chair of the audit committee and a member of the nominating and governance committee. Mr. Erickson is a veteran of the United States Marine Corps. Among other attributes, skills and qualifications, the Board believes that Mr. Erickson is uniquely qualified to serve as a director based on his experience in the equipment industry, as well as his experience as a public company director, which provides the Board with a seasoned view on financing, investment, acquisition and operating strategies, public company regulatory compliance issues, and investor relations.

Jody Horner	55	Director; Audit Committee; Governance/Nominating Committee

Ms. Horner has been a director of Titan Machinery since August 1, 2015. In February 2015, Ms. Horner was appointed President of Midland University, a private liberal arts college located in Fremont, Nebraska. Prior to joining Midland University, Ms. Horner spent over 30 years at Cargill, Inc., holding several leadership positions including President of Cargill Meat Solutions, President of Cargill Case Ready, President of Cargill Salt, Vice President - Corporate Global Diversity, and Vice President - Human Resources. At Cargill, Ms. Horner was a member of several corporate committees including the Global Business Conduct & Ethics Committee and the Global Enterprise Process, Data and Technology Committee. Among other attributes, skills and qualifications, the Board believes Ms. Horner is uniquely qualified to serve as a director based on her 30 years of experience in leadership positions and her knowledge of financial matters, operating strategies, agri-business markets, and human resources.

Richard Mack	49	Director; Chair of Audit Committee

Mr. Mack has been a director since June 4, 2015. Since June 2014, Mr. Mack has served as Executive Vice President and Chief Financial Officer at The Mosaic Company, a leading international producer and marketer of phosphate and potash crop nutrients. Mr. Mack previously held the position of Senior Vice President, General Counsel and Corporate Secretary for Mosaic from the date of its initial public offering in 2004 until his promotion to Executive Vice President in 2009. In the decade prior to Mosaic's formation, he served in various legal capacities at Cargill, Incorporated, and was a founding executive of Mosaic and Cargill Ventures. Mr. Mack is also the founding executive and sponsor of Streamsong Resort, which is owned by Mosaic. Among other attributes, skills and qualifications, the Board believes that Mr. Mack is uniquely qualified to serve as a director based on his experience as a public company executive, his familiarity with public company finance, financial statements, and capital markets, and his knowledge of corporate governance, agri-business markets, mergers and acquisitions, operating strategies, and international business.

Directors Who Hold Office Until The 2019 Annual Meeting	Age	Position/Committee Membership/Biography

Stanley Dardis	67	Director; Chair of Compensation Committee; Governance/Nominating Committee; Audit Committee

Mr. Dardis has been a director since October 1, 2010. From 1998 to his retirement in 2010, Mr. Dardis served as Chief Executive Officer and Director of Bremer Financial Corporation, a bank holding company composed of nine bank subsidiaries, a trust company, and an insurance company, headquartered in St. Paul, Minnesota. Among other attributes, skills and qualifications, the Board believes that Mr. Dardis is uniquely qualified to serve as a director based on his experience in the financial services and investment industries, as well as his experience as a public and private company director, which provides the Board with a seasoned view of financing, investment, acquisition and operating strategies, public company regulatory compliance issues, and investor relations.

David Meyer	64	Board Chair and Chief Executive Officer

Mr. Meyer is our Board Chair and Chief Executive Officer. Mr. Meyer worked for JI Case Company in 1975. From 1976 to 1980, Mr. Meyer was a partner in a Case/New Holland Dealership with locations in Lisbon, North Dakota and Wahpeton, North Dakota. In 1980, Mr. Meyer, along with a partner, founded Titan Machinery Inc. Mr. Meyer has served on both the Case CE and CaseIH Agriculture Dealer Advisory Boards. Mr. Meyer is the past chairman and current board member of the North Dakota Implement Dealers Association. Among other attributes, skills and qualifications, the Board believes that Mr. Meyer is uniquely qualified to serve as a director and the Board's Chair because he is the person most familiar with the Company's history, business and industry, and is capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.

ELECTION OF DIRECTORS
(PROPOSAL 1)
2017 Director Nominees
The Governance/Nominating Committee recommended to the Board that the following persons be nominated and elected as directors, which persons were then formally nominated by the Board:

Tony Christianson
John Henderson
Our lead director, Mr. Irwin, recommended that the Board consider Mr. Henderson for a director position. The nominees are currently Class I Directors whose terms expire at the upcoming 2017 Annual Meeting. Each of the nominees has consented to being named as a nominee. If elected, each nominee will serve a three-year term until the 2020 Annual Meeting or until his successor is elected and qualified. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the Board to fill the vacancy.
The Board recommends that you vote "FOR" each of the nominees to the Board of Directors set forth in this Proposal 1.
NON-EMPLOYEE DIRECTOR COMPENSATION
Our non-employee directors receive cash and restricted stock grants as compensation for their service as directors pursuant to our Non-Employee Director Compensation Plan which, in fiscal 2017, was as follows:

	Cash Retainer ($)	Restricted Stock Awards ($)
Compensation for each non-employee director	50,000	70,000
Additional cash retainers:
Audit Committee Chair	25,000
Compensation Committee Chair	10,000
Governance/Nominating Committee Chair	10,000
Lead Independent Director	15,000

We also reimburse our non-employee directors for reasonable expenses incurred in connection with their service as directors. The restricted stock awards are granted on the date of the Annual Meeting each year, and vest on the next Annual Meeting date. Directors who are appointed to the Board during the year receive a prorated cash retainer and restricted stock award, the equity component of which is granted on the director's effective start date and has the same vesting date as awards to full-year directors. Directors who terminate service as a director during the year also receive a prorated cash retainer, however, any unvested restricted stock is forfeited, unless the reason for termination of service is death, in which case the award immediately vests.
The following table provides compensation information for our non-employee directors during fiscal 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (3) ($)	Total ($)
John Bode (1)	25,000	—	25,000
Tony Christianson	50,000	70,000	120,000
Theodore Crosbie (2)	30,000	70,000	100,000
Stanley Dardis	60,000	70,000	130,000
Jody Horner	50,000	70,000	120,000
James Irwin	65,000	70,000	135,000
Richard Mack	66,667	70,000	136,667

(1)	Mr. Bode retired at the end of his term on June 1, 2016 and received pro-rated compensation for fiscal 2017.

(2)	Mr. Crosbie died on July 23, 2016 and received prorated cash compensation and his restricted stock award for fiscal 2017.

(3)
These amounts represent the grant date fair value for each grant awarded in fiscal 2017, valued in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718, Compensation—Stock Compensation. For all directors other than Mr. Bode, each director received 6,548 restricted shares based on the $10.69 closing price on the grant date of June 1, 2016.

STOCK OWNERSHIP/RETENTION GUIDELINES
Directors
In order to align director and stockholder interests, directors are encouraged to become stockholders of the Company. In furtherance of this goal, our restricted stock agreements with our non-employee directors require that the restricted shares received must be held by the director and not sold during his or her term of service.
Executive Officers
We do not have any stock retention or ownership guidelines for our executive officers. We will, however, continue to evaluate whether to implement a stock ownership policy for our executive officers.
Trading Restrictions
Our insider trading policy prohibits our directors and executive officers from trading our securities on a short-term basis and requires that any of our Common Stock purchased in the open market be held for a minimum of six months. This policy also requires that company personnel not "margin" or "sell short" our Common Stock, buy or sell put or call options on our Common Stock, or otherwise engage in speculative or hedging transactions in our Common Stock.

CORPORATE GOVERNANCE
Board Leadership Structure
David J. Meyer serves in the combined role of Board Chair and Chief Executive Officer. The Board believes that this combined role is in the best interests of the Company and its stockholders for the reasons discussed below.
Mr. Meyer possesses unique familiarity with the Company's history, business and industry, making him most capable of effectively leading discussions among directors of diverse backgrounds and experience regarding the Company's operations and strategy. As the Chief Executive Officer, Mr. Meyer has responsibility for overseeing the Company’s day-to-day operations and must continually possess a comprehensive knowledge of the Company’s business, including the Company’s opportunities and challenges. Mr. Meyer is in the best position to prioritize the Board's agenda items, identify issues to bring to the Board, and to lead the development of the Board’s strategic plans. We feel that certain other practices initiated by the Board also secure independent oversight of management without the need to separate the roles of Chief Executive Officer and Board Chair. These include the adoption of a Lead Independent Director, our policy that all members of our standing committees are independent, and the policy that the Board and its committees hold regular executive sessions outside the presence of the Chief Executive Officer and other management.
James Irwin, an independent director, was selected by the Board to serve as the Lead Independent Director for fiscal 2017. The Board has selected Mr. Stan Dardis, an independent director, to serve as the Lead Independent Director effective May 31, 2017, in connection with Mr. Irwin stepping down from the Board after the Annual Meeting. The Lead Independent Director has the responsibility of presiding at all executive sessions of the Board, consulting with the Board Chair and Chief Executive Officer on Board and committee meeting agendas, maintaining frequent contact with the Board Chair and Chief Executive Officer, advising the Board Chair and Chief Executive Officer on the efficiency of the board meetings, and facilitating teamwork and communication among the non-employee directors and management.
Independence
Our Board has determined that six of our eight current directors are independent directors, as defined by Rule 5605(a)(2) of the listing standards of the Nasdaq Stock Market. The six independent directors are: Stanley Dardis, Stan Erickson, John Henderson, Jody Horner, James Irwin and Richard Mack. In addition, John Bode and Theodore Crosbie, who each served as a director during fiscal 2017, were also determined to be independent directors during such period of service. Of the nominees and directors that will continue to hold office after the Annual Meeting, five directors, including Stanley Dardis, Stan Erickson, John Henderson, Jody Horner and Richard Mack, are expected to be independent directors as defined by the listing standards of the Nasdaq Stock Market. In making this determination, the Board considered the recommendation of the Governance/Nominating Committee, as well as any related person transactions and other relationships.
Code of Ethics
The Board has approved a Code of Ethics that applies to all employees, directors and officers, including the principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Ethics addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest and insider trading. The Code of Ethics is available under "Corporate Governance" on the "Investor Relations" page of the Company's website at www.titanmachinery.com. The Company intends to include on its website at www.titanmachinery.com any amendment to, or waiver from, a provision of its Code of Ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of SEC Regulation S-K.
Board's Role in Risk Oversight
Our enterprise risk management program identifies, prioritizes and monitors risks inherent in the operation of our business and the implementation of our business plan. The Board oversees this enterprise risk management program. In addition to the Board's oversight, each standing committee of the Board oversees the management of enterprise risks that fall within that committee's scope of responsibility. In performing these oversight functions, the Board and each committee have full access to management, as well as the ability to engage advisors. As appropriate, each committee reports back to the full Board on its respective review of applicable enterprise risks. Further, management reports directly to the Board and its committees on a semi-annual basis regarding the implementation of the enterprise risk management program.

Stockholder Communications with the Board of Directors
Stockholders may communicate directly with the Board of Directors. All communications should be directed to the Company's Corporate Secretary at the address below:
Titan Machinery Inc. Board of Directors
Attention: Corporate Secretary
644 East Beaton Drive
West Fargo, North Dakota 58078
The communication should prominently indicate on the outside of the envelope the director or directors to whom it is directed. The Company's Corporate Secretary will forward the communications to all specified directors or, if no directors are specified, to the entire Board.
Directors' Attendance at Annual Meetings
Directors' attendance at annual meetings of stockholders can provide stockholders with an opportunity to communicate with directors about issues affecting the Company. The Board's policy is that, subject to unavoidable personal or business conflicts, directors shall attend stockholders meetings. All of our directors attended the Annual Meeting of Stockholders held on June 2, 2016.
Board and Committees Meetings
During fiscal 2017, the Board held eight meetings. The directors also participate in periodic telephonic conference calls with management for the purpose of reviewing updates on financial performance and business operations. The independent directors met in executive session at least quarterly. When appropriate, the Board takes formal action by written consent of all directors, in accordance with the Company's Certificate of Incorporation, Bylaws and General Corporation law of the State of Delaware.
Our Board has three standing committees: the Audit Committee, the Compensation Committee, and the Governance/Nominating Committee. Members of such committees met formally and informally from time to time throughout fiscal 2017 on committee matters.
All directors attended 75% or more of the aggregate number of meetings of the Board and of committees of which each respective director was a member.
Committee Membership
The following table sets forth the membership of each of the Company's committees during fiscal 2017. Service is for the entire year unless indicated.

Audit Committee	Governance/Nominating Committee	Compensation Committee
Richard Mack (Chair)	James Irwin (Chair)	Stanley Dardis (Chair)
Jody Horner	Stanley Dardis	James Irwin
Stanley Dardis (Service from 6/2/16 - Present)	Theodore Crosbie (Service through 7/22/16)	Jody Horner
John Bode (Service through 6/1/16)
Subject to the election by our stockholders of Mr. Henderson, the Board has approved the following composition of our committees to be effective as of our 2017 Annual Meeting:
Audit Committee: Richard Mack (Chair), Stan Erickson, and John Henderson.
Compensation Committee: Jody Horner (Chair), Stanley Dardis, and Stan Erickson.
Governance/Nominating Committee: John Henderson (Chair), Stanley Dardis, and Jody Horner.

Audit Committee
The Audit Committee acts pursuant to a written charter. The charter, which is reviewed annually by the Audit Committee, may be amended upon approval of the Board and was last amended on March 6, 2014. The Audit Committee charter is available under "Corporate Governance" on the "Investor Relations" page of our website at www.titanmachinery.com. Among other matters, our Audit Committee:

•	assists the Board in fulfilling its oversight responsibility to our stockholders and other constituents with respect to the integrity of our financial statements;

•
appoints and has oversight over our independent auditors, approves the compensation of our independent auditors, reviews the independence and the experience and qualifications of our independent auditors' lead partner, and pre-approves the engagement of our independent auditors for audit and permitted non-audit services;

•	meets with the independent auditors and reviews the scope and significant findings of audits and meets with management and internal financial personnel regarding these findings;

•	reviews the performance of our independent auditors;

•
discusses with management, the manager of internal audit, and our independent auditors the adequacy and effectiveness of our financial and accounting controls, practices and procedures, the activities and recommendations of our auditors and our reporting policies and practices, and makes recommendations to the Board for approval;

•
establishes procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	prepares the audit committee report required by the SEC rules to be included in our annual Proxy Statement.
Our independent auditors, internal audit manager, and management have regular contact with our Audit Committee. The Audit Committee regularly reports to our Board respecting its actions, decisions and recommendations.
Our Board of Directors determined that the following members who served on the Audit Committee in fiscal year 2017 qualified as an "audit committee financial expert" (as defined under the SEC rules): John Bode, Stanley Dardis, Jody Horner, and Richard Mack. Our Board of Directors has also determined that the members expected to serve on the Audit Committee as of our 2017 Annual Meeting, namely Richard Mack, Stan Erickson, and John Henderson, also qualify as "audit committee financial experts." Each member of our Audit Committee satisfies the Nasdaq Stock Market independence standards and the independence standards of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. Each member of our Audit Committee possesses the financial qualifications required of Audit Committee members set forth in the Nasdaq Stock Market listing rules.
The Audit Committee met nine times in fiscal 2017.
Governance/Nominating Committee
The Governance/Nominating Committee acts pursuant to a written charter. The charter, which is reviewed annually by the Governance/Nominating Committee, may be amended upon approval of the Board and was last amended on November 26, 2013. The Governance/Nominating Committee charter is available under "Corporate Governance" on the "Investor Relations" page of our website at www.titanmachinery.com.
Our Governance/Nominating Committee makes recommendations to our Board regarding candidates for directorships, the size and composition of our Board of Directors, and the organization and membership of our committees. In addition, our Governance/Nominating Committee oversees our code of ethics and other governance policies and matters. The Governance/Nominating Committee regularly reports to the Board respecting its actions, decisions and recommendations.
The Governance/Nominating Committee will review director nominees proposed by stockholders. Stockholders may recommend a nominee to be considered by the Governance/Nominating Committee by submitting a written proposal to the Chair of the Board of Directors at Titan Machinery Inc., 644 East Beaton Drive, West Fargo, North Dakota 58078. A consent signed by the proposed nominee agreeing to be considered as a director should accompany the written proposal. The proposal should include the name and address of the nominee, in addition to the qualifications and experience of said nominee. Please see the section below entitled "Stockholder Proposals" with regard to timing requirements for nominations made directly by a stockholder for consideration at an annual meeting of stockholders.
When selecting candidates for recommendation to the Board, the Governance/Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating director nominees, a candidate should have certain minimum qualifications, including the ability to read and understand basic financial statements, familiarity with our business and industry, high moral character and mature judgment, and the ability to work collegially with others. In addition, factors such as the following are also considered:

•	appropriate size and diversity of the Board;

•	needs of the Board with respect to particular talent and experience;

•	knowledge, skills and experience of a nominee;

•	legal and regulatory requirements;

•	appreciation of the relationship of our business to the changing needs of society; and

•	desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by a new member.
The Governance/Nominating Committee does not have a formal diversity policy at this time; however, as summarized above, the Governance/Nominating Committee seeks to nominate candidates with a diverse range of knowledge, experience, skills, expertise, and other qualities that will contribute to the overall effectiveness of the Board.
Each member of the Governance/Nominating Committee satisfies the Nasdaq Stock Market independence standards.
The Governance/Nominating Committee met five times in fiscal 2017.
Compensation Committee
The Compensation Committee acts pursuant to a written charter. The charter, which is reviewed annually by the Compensation Committee, may be amended by approval of the Board and was last amended on November 26, 2013. The Compensation Committee charter is available under "Corporate Governance" on the "Investor Relations" page of our website at www.titanmachinery.com.
The primary duties and responsibilities of the Compensation Committee include the following:

•
develop and periodically review with management the Company's philosophy of compensation, taking into consideration enhancement of stockholder value and the fair and equitable compensation of all employees;

•
review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, Chief Financial Officer and other executive officers, evaluate the performance of these officers in light of those goals and objectives, and set the compensation of these officers based on such evaluations;

•	determine and approve equity grants to directors and employees made pursuant to the Company's equity incentive plans;

•	develop, recommend to the Board, review and administer senior management compensation policy and plans, including incentive plans, benefits and perquisites;

•	develop, recommend, review and administer compensation plans for non-employee directors;

•	annually consider the relationship between the Company's strategic and operating plans and the various compensation plans for which the Committee is responsible;

•	periodically review with management, and advise the Board with respect to, employee deferred compensation plans;

•	periodically review with management and advise the Board with respect to employee benefits;

•	conduct periodic compensation risk assessments, as further discussed below; and

•
review and discuss with management the Compensation Discussion and Analysis ("CD&A") required by SEC rules. Based on such review and discussion, the Committee determines whether to recommend to the full Board that the CD&A be included in the annual report or Proxy Statement.

Our Chief Executive Officer and Chief Financial Officer do not participate in the Compensation Committee's deliberations or decisions regarding their own compensation. The Compensation Committee also provides input to our Chief Executive Officer on compensation for our other officers and employees. The Compensation Committee regularly reports to the Board respecting its actions, decisions and recommendations. The Compensation Committee does not have authority to delegate any of its duties or responsibilities.

The Compensation Committee has conducted a risk assessment of our employee compensation programs, including our executive compensation programs. The Compensation Committee has concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Each member of the Compensation Committee satisfies the Nasdaq Stock Market independence standards.
The Compensation Committee met six times in fiscal 2017.
COMPENSATION DISCUSSION AND ANALYSIS
In the following Compensation Discussion and Analysis, we describe the material elements of the compensation awarded to, earned by or paid to David J. Meyer, our Chief Executive Officer, and Mark Kalvoda, our Chief Financial Officer. In this Proxy Statement, we refer to Messrs. Meyer and Kalvoda as our "named executive officers."
Executive Summary
Executive Compensation Overview for Fiscal 2017

•
In fiscal 2017, Mr. Meyer, given challenging industry conditions and its effects on our results of operations, elected not to receive any equity awards and also elected to not participate in the annual performance cash bonus program.

•	In fiscal 2017, Mr. Kalvoda received a portion of the targeted annual performance bonus based upon achievement of two of the performance objectives.

•
We compared our compensation program and the compensation of our named executive officers with our peer group, and concluded that our current executive compensation program is reasonable and appropriate.

•	We believe that our compensation plan properly aligns the interests of our named executive officers with the interests of our stockholders.
We are committed to considering our Stockholders' views on executive compensation
We receive direct feedback from stockholders on our compensation programs through the advisory vote on the compensation paid to our named executive officers (commonly known as a "say-on-pay" vote). We hold the "say-on-pay" vote at each annual meeting. At our 2016 Annual Meeting of Stockholders, the say-on-pay proposal received 99.14% approval, indicating strong stockholder support for our approach to executive compensation. Our Compensation Committee will continue to monitor our stockholders' views with respect to our executive compensation practices and take those views into account when making decisions regarding executive compensation.
Compensation Objectives and Philosophy
We have designed our compensation programs with the following objectives:

•	There should be an appropriate relationship between executive compensation and our short-term and long-term success, including creation of stockholder value.

•	Performance based compensation should be an important component of our executive compensation program.

•	Our compensation program should be designed and implemented in a manner that will attract, retain and motivate executives of outstanding ability.

•	Total compensation opportunities should be competitive within the industry and other comparable companies.
Fiscal 2017 Executive Compensation as Compared to our Peer Group.
Our Compensation Committee performed a peer group analysis of the target total direct compensation of our named executive officers, consisting of base salary, annual performance bonus, the grant date fair value of restricted stock equity awards and the target value for Performance Based Restricted Stock Units ("RSUs"). The results of the peer group analyses are considered important by the Compensation Committee. However, the Compensation Committee does not target compensation at a particular benchmark of the peer group analysis or otherwise make any determination of, or change to, compensation in reaction to market data alone. Rather, the Compensation Committee uses this information as one of several considerations to make its judgments and determinations of appropriate compensation levels.

Role of Compensation Committee and Named Executive Officers in Setting Compensation
Our Compensation Committee sets the compensation for our named executive officers. Neither of the named executive officers makes recommendations or participates in the discussions and decisions respecting his own compensation. Mr. Meyer provides input to the Compensation Committee on compensation for the other named executive officer, as appropriate.
Consideration of Tax and Accounting Implications
In setting executive officer compensation, we are generally aware of the tax implications under Sections 162(m) and 409A of the Internal Revenue Code or compensation expense charges under ASC 718, Compensation Stock-Compensation, and we may consider these factors when making future compensation decisions. Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million per covered officer in any fiscal year. However, this limitation does not apply, among other things, to compensation that is performance based. Our Performance Based RSUs are designed to be performance based compensation exempt from the Section 162(m) limitation. We may determine to award compensation that does not qualify as performance based compensation exempt from the Section 162(m) limitation, if appropriate.
Peer Group
In fiscal 2014, the Compensation Committee retained a compensation consultant to develop the Company's peer group for compensation benchmarking purposes. The Compensation Committee did not retain the compensation consultant to review the peer group in fiscal 2015, 2016 or 2017, but the Committee conducted its own review and concluded that the peer group was still appropriate. The Company’s executive officers did not participate in the selection of the companies for inclusion in the peer group. The peer group is stated as follows:

Alamo Group, Inc.	Rocky Mountain Dealerships, Inc.
Asbury Automotive Group, Inc.	Rush Enterprises, Inc.
Cervus Equipment Corporation	Strongco Corporation
Finning International Inc.	Toromont Industries Ltd.
H&E Equipment Services, Inc.	Tractor Supply Company
Lithia Motors Inc.	United Rentals, Inc.
Rent-A-Center, Inc.
Executive Compensation Components for Fiscal 2017
The principal elements of our executive compensation program for fiscal 2017 were:

•	Base Salary;

•	Annual Performance Cash Bonus;

•	Long-Term Equity Incentive Compensation; and

•	Perquisites and other Employee Benefits.
In allocating compensation across these elements, the Compensation Committee does not follow any strict policy or guidelines. However, consistent with the general compensation objectives and philosophies outlined above, the Compensation Committee sought to place a meaningful percentage of an executive's compensation at risk, subject to achievement of specific performance objectives and long-term equity value creation.
Base Salary
Base salary provides executives with a fixed, regular, non-contingent earnings stream. Our goal is to provide competitive base salaries to our named executive officers in recognition of their job responsibilities. In addition to competitive data, we consider individual work experience, leadership, time in position, performance of our Company (based upon achievement of strategic initiatives) and job performance of each named executive officer. As a result of the Compensation Committee's evaluation of these factors, the Compensation Committee may adjust base salaries to better align an individual's base salary with comparative market compensation, to provide merit increases based upon individual or Company achievement, or to account for changes in roles and responsibilities. The Compensation Committee reviews each named executive officer's base salary following the close of each fiscal year.

During fiscal 2017, the annual base salary for Mr. Meyer was $475,000 and Mr. Kalvoda's annual base salary was $294,500.
Annual Performance Cash Bonus
We establish competitive annual performance bonus opportunities for our named executive officers that:

•	motivate attainment of short-term goals; and

•	link annual cash compensation to achievement of the annual priorities and key objectives of the business.
The annual performance bonus is paid in cash.
Our Compensation Committee establishes the financial performance categories for each fiscal year, and the percentage of the eligible bonus allocated to each of the categories. For each performance category, the Compensation Committee determines the threshold, target, and maximum goals, and the payout percentage at each goal. If the threshold goal is not satisfied for any financial performance category, then no bonus is payable for that category. If actual performance by the Company for any financial performance category exceeds the threshold, then the percentage payout for that category is calculated proportionately based on where the actual performance falls within the range between the threshold and target goals or the range between the target and maximum goals, as applicable (the calculated percentage payout, based on actual performance, is referred to below as the "bonus payout percentage").
The performance categories for the fiscal 2017 annual performance cash bonus plan were as follows:
1. Adjusted Pre-Tax Income: Calculated as GAAP pre-tax income (loss) before executive cash incentive expenses and adjusted to exclude the pre-tax income impact from gains or losses that occur outside of the ordinary course of our business, which, for purposes of fiscal year 2017, were the pre-tax income impact of gains realized on the repurchase of our Senior Convertible Notes, the write-off of debt issuance costs, long-lived asset impairment charges, costs associated with realignment plans and store closings, gains recognized on insurance recoveries, and foreign currency remeasurement losses arising in our Ukrainian subsidiary.
2. Non-GAAP Cash Flow From Operating Activities: Calculated as GAAP net cash provided by operating activities, adjusted to include all floorplan payable activity (including non-manufacturer floorplan payable activity, which is not included in the computation of GAAP cash flow provided by operating activities) and to maintain a constant equity in equipment inventory.
3. Total Revenue: The Company's GAAP total revenue from its statement of operations.
    The allocation of the eligible bonus amounts for each of the financial performance categories for the fiscal 2017 annual performance cash bonus plan was as follows:

Financial Performance Category	% Allocation of Eligible Bonus Amount
Adjusted Pre-Tax Income	40%
Non-GAAP Cash Flow From Operating Activities	30%
Total Revenue	30%
For each of the three (3) performance categories, we calculate the bonus earned by the executive as follows: [target bonus for the executive] X [% weight allocated to the performance category - i.e., 40%, 30%, and 30%] X [bonus payout percentage based on actual performance]. The sum total of of the amounts calculated for each performance category is the cash bonus paid to the executive.
Mr. Meyer opted to not participate in the fiscal 2017 annual performance cash bonus plan, and accordingly he did not earn a cash bonus.
Under Mr. Kalvoda's employment agreement, he was eligible to earn a cash bonus for fiscal 2017 ranging from 0% to 150% of his annual base salary, with a target of 75% of his annual base salary or $220,875 (75% X $294,500). Under the fiscal 2017 annual performance cash bonus plan Mr. Kalvoda earned a bonus of $190,836, as described below.

	Percent of Base Salary Eligible for Cash Bonus	Eligible Max Cash Bonus Amount	Bonus Earned	Bonus Earned as a % of Maximum
Mark Kalvoda	150%	$441,750	$190,836	43.2%

The threshold, target and maximum goals, the applicable bonus payout percentages at these goal levels, and the bonus calculation for each financial performance category are stated below:
1.Adjusted Pre-Tax Income (40%)
The goals and bonus payout percentage at each goal level are stated below:

	Adjusted Pre-Tax Income Goals	Payout Percentages
Threshold	$(2,500,000)	20%
Target	$—	100%
Maximum	$5,000,000	200%
Our fiscal 2017 adjusted pre-tax income (loss) was ($15,903,264), which was below the threshold goal. Therefore Mr. Kalvoda did not receive a cash bonus attributable to adjusted pre-tax income (loss).
2.    Non-GAAP Cash Flow From Operating Activities (30%)
The goals and bonus payout percentage at each goal level are stated below:

	Non-GAAP Cash Flow From Operating Activities Goals	Payout Percentages
Threshold	$60,000,000	20%
Target	$75,000,000	100%
Maximum	$90,000,000	200%
Our fiscal 2017 Non-GAAP Cash Flow From Operating Activities was $87,993,606, resulting in a bonus payout percentage of 186.6%. The bonus payout percentage is determined linearly between the payout percentage of 100% (at target goal of $75,000,000) and the payout percentage of 200% (at maximum goal of $90,000,000).
Mr. Kalvoda earned a bonus of $123,911 for this financial performance category, calculated as follows: $220,875 [target bonus] X 30% [weight for the performance category] X 187% [bonus payout percentage].
3.    Total Revenue (30%)
The goals and bonus payout percentage at each goal level are stated below:

	Total Revenue Goals	Percentage Payout
Threshold	$1,028,968,542	20%
Target	$1,210,551,227	100%
Maximum	$1,513,189,033	200%
Our total revenue was $1,213,080,476, resulting in a bonus payout percentage of 100.8%. The bonus payout percentage is determined linearly between the payout percentage of 100% (at target goal of $1,210,551,227) and the payout percentage of 200% (at maximum goal of $1,513,189,033).
Mr. Kalvoda earned a bonus of $66,925 for this financial performance category, calculated as follows: $220,875 [target bonus] X 30% [weight for the performance category] X 101% [bonus payout percentage].
Long-Term Equity Incentive Awards
We establish competitive long-term equity incentive opportunities for our named executive officers that:

•	motivate achievement of long-term operational goals and increased total stockholder return; and

•	align the interests of participants with stockholders.
Under the terms of Mr. Meyer's current employment agreement, he was entitled to receive an equity incentive award on June 1, 2016 in an amount determined by dividing his annual base salary in effect on the date of grant by the closing sale price of the Company's common stock on the date of grant, under such terms as determined by the Compensation Committee. Mr. Meyer declined the award for fiscal 2017.
Under the terms of Mr. Kalvoda's employment agreement, he was entitled to receive an equity incentive award on June 1, 2016 in an amount determined by dividing his annual base salary in effect on the date of grant by the closing sale price of the Company's common stock on the date of grant, under such terms as recommended by the Chief Executive Officer and approved by the Compensation Committee. On June 1, 2016, Mr. Kalvoda received 27,549 shares of restricted stock in the amount of

$294,499 (27,549 shares at $10.69 per share, the closing price on June 1, 2016). One-fourth of Mr. Kalvoda's 2016 restricted stock award vests on each of April 1, 2017, 2018, 2019 and 2020, respectively.
All grants of restricted stock were made under our 2014 Equity Incentive Plan, which is administered by our Compensation Committee. Consistent with our compensation philosophies related to performance based compensation, long-term stockholder value creation and alignment of our management's interests with those of our stockholders, we may make future grants of long-term compensation in the form of stock options, restricted stock units, or restricted stock grants to our named executive officers and other key employees. In the future, we may from time to time make one-time grants to recognize promotion or consistent long-term contribution, or for specific incentive purposes. We may also make grants in connection with the hiring of new employees.
Perquisites and Other Benefits
We offer only limited perquisites to our named executive officers. We provide each of Messrs. Meyer and Kalvoda with a cellular phone and cellular phone service. All of our named executive officers are eligible for insurance, vacation, 401(k) Company match and other benefits at the same levels provided to all of our full-time employees.
Employment Agreements
We have written employment agreements with David Meyer to serve as our Chief Executive Officer and Mark Kalvoda to serve as our Chief Financial Officer.
Mr. Meyer’s current employment agreement has a rolling 3-year term with automatic annual one-year extensions (running from February 1 through January 31), subject to earlier termination, as described below. Pursuant to the agreement, Mr. Meyer is paid a base salary of $500,000 per year, subject to annual review and adjustment by our Compensation Committee. For fiscal 2017, Mr. Meyer agreed to a 5% reduction in his base salary. Pursuant to the agreement, Mr. Meyer is also eligible for an annual incentive bonus of up to 200% of his base salary pursuant to terms, conditions and annual objectives established by our Compensation Committee, as further discussed above under "Annual Performance Cash Bonus." The agreement also provides for yearly equity incentive awards in a dollar amount equal to his base salary, as further discussed above under "Long-Term Equity Incentive Awards," pursuant to terms, conditions and annual objectives established by our Compensation Committee. In fiscal 2017, Mr. Meyer, given challenging industry conditions and its effects on our results of operations, elected not to receive any equity awards and also elected to not participate in the annual performance cash bonus program. Mr. Meyer is eligible to participate in any employee benefit plans and programs generally available to our other executive officers.
Mr. Kalvoda’s current employment agreement has a rolling 3-year term with automatic annual one-year extensions (running from February 1 through January 31), subject to earlier termination, as described below. Pursuant to the agreement, Mr. Kalvoda is paid a base salary as established by, and subject to annual review and adjustment, by our Compensation Committee. As of January 31, 2017, Mr. Kalvoda's base salary was $294,500 per year. Mr. Kalvoda is also eligible for an annual incentive bonus of up to 150% of his base salary pursuant to terms, conditions and annual objectives established by the Compensation Committee. The agreement also provides for yearly equity incentive awards in a dollar amount equal to his base salary, as further discussed above under "Long-Term Equity Incentive Awards," pursuant to terms, conditions and annual objectives established by our Compensation Committee. Mr. Kalvoda is eligible to participate in any employee benefit plans and programs generally available to our other executive officers.
The employment agreements with Messrs. Meyer and Kalvoda each contain a restrictive covenant prohibiting them from owning, operating or being employed by competing agricultural or construction equipment stores during their employment with us and for a period of 24 months following termination of their employment with us. Each agreement is terminable by either us or Messrs. Meyer and Kalvoda, as applicable, at any time upon 60 days written notice for any reason, or immediately by us for cause. Each of the employment agreements of Mr. Meyer and Mr. Kalvoda include severance payment provisions in the event of termination of employment. See "Potential Payments upon Termination or Change-In-Control" for additional information regarding these severance payment provisions.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on this review and discussion with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 31, 2017.

Members of the Compensation Committee
Stanley Dardis (Chair)
Jody Horner
James Irwin
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our Compensation Committee members was an officer or employee of the Company during fiscal 2017, has formerly been an officer of the Company, or has or had any related party transaction relationship with our Company of a type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or Compensation Committee during fiscal 2017.
EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal 2017
The table below sets forth certain information regarding compensation earned during the last three fiscal years to the Company's named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David Meyer, Chief Executive Officer (5)	2017	475,000	—	—	7,950	482,950
	2016	475,000	475,000	—	1,980	951,980
	2015	500,000	500,004	—	7,800	1,007,804
Mark Kalvoda, Chief Financial Officer	2017	294,500	294,499	190,836	7,731	787,567
	2016	294,500	400,000	—	1,473	695,973
	2015	306,667	200,009	—	7,825	514,501

(1)	Amounts shown are not reduced to reflect the named executive officers' elections, if any, to contribute portions of their salaries to 401(k) plans.

(2)
Amounts represent the grant date fair value of Performance Based RSUs granted in fiscal 2016 and fiscal 2015, and restricted stock awards granted in fiscal 2017, fiscal 2016 and fiscal 2015, respectively. The Performance Based RSUs granted to Mr. Meyer in fiscal 2015 were not earned, since the threshold targets were not satisfied. The assumptions used to determine the valuation of the awards are further discussed in Note 16 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended January 31, 2017. See the Grants of Plan-Based Awards for fiscal 2017 table for further information regarding the equity awards granted in fiscal 2017 and the Outstanding Equity Awards at January 31, 2017 table for information regarding all outstanding equity awards.

(3)	Amount represents the cash bonus compensation earned in fiscal 2017 under the annual performance cash bonus plan.

(4)	Amounts for Messrs. Meyer and Kalvoda represent a Company match to the 401(k) plan for fiscal years 2015 and 2017. The amount for fiscal 2016 represents a Company match for two months of fiscal 2016.

(5)	As discussed above, for fiscal 2017, Mr. Meyer elected not to receive an equity award or to participate in the annual performance cash bonus plan.

Grants of Plan-Based Awards for Fiscal 2017
The following table sets forth information regarding grants of Mr. Kalvoda, one of our named executive officers, plan-based awards (annual performance cash bonus and long-term equity incentive) in fiscal 2017:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			All Other Stock Awards: Number of Shares of Stock(#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold	Target	Maximum
Mark Kalvoda	6/1/2016	44,175	220,875	441,750	27,549	294,500

(1)
Amounts shown in the table reflect the potential amount of annual performance bonuses that could be earned in fiscal 2017 by Mr. Kalvoda, based on meeting the threshold goals, target goals and maximum goals amounts, as defined in our fiscal 2017 annual performance cash bonus plan. Actual amounts earned by the named executive officers for fiscal 2017 are reported in the Summary Compensation Table on page 19 under the column entitled "Non-Equity Incentive Plan Compensation."

(2)
Mr. Kalvoda received a grant of restricted stock on June 1, 2016 in the amount of 27,549 restricted shares, as to which the risk of forfeiture will lapse ratably on April 1 of each year from 2017 to 2020.

(3)	This amount represents the grant date fair value of the restricted stock determined in accordance with FASB ASC Topic 718.
Outstanding Equity Awards at January 31, 2017
The following table sets forth certain information regarding equity awards granted to our named executive officers outstanding as of January 31, 2017:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
David Meyer	53,000	—	—	8.50	12/6/17	14,834	204,858	15,352	212,011
Mark Kalvoda	6,666	—	—	8.50	12/5/17	60,411	834,276	—	—
	10,000	—	—	22.21	9/22/18	—	—	—	—

(1)
For Mr. Meyer 9,716 shares vest on April 1, 2017, and 5,118 shares vest on April 1, 2018, respectively. For Mr. Kalvoda, 20,345 shares vest on April 1, 2017, 19,963 shares vest on April 1, 2018, 11,005 shares vest on April 1, 2019, and 9,098 shares vest on April 1, 2020.

(2)	Mr. Meyer was granted 15,352 Performance Based RSUs on June 1, 2015, which will vest in whole or in part on January 31, 2018.

(3)	The amounts reflect the value based on the closing price of our Common Stock on January 31, 2017 of $13.81.

Option Exercises and Stock Vested for Fiscal 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
David Meyer	—	—	9,716	(1)	112,414	(2)
Mark Kalvoda	—	—	13,803	(3)	159,701	(2)

(1)	Represents 9,716 shares of restricted stock as to which the risk of forfeiture lapsed on April 1, 2016.

(2)	Calculated based on the closing share price of our Common Stock of $11.57 on April 1, 2016, the date the risk of forfeiture lapsed with regard to the restricted stock.

(3)	Represents 13,803 shares of restricted stock as to which the risk of forfeiture lapsed on April 1, 2016.
Potential Payments upon Termination or Change-In-Control
The following is a discussion of the agreements, plans or arrangements that provide for payments or benefits to our named executive officers in connection with any termination of employment or change in control of the Company.
As provided under "Compensation Discussion and Analysis - Employment Agreements," we are party to an employment agreement with Mr. Meyer, which provides that if Mr. Meyer is terminated by us without "cause" prior to the expiration of the term or if he resigns for "good reason", we are obligated to pay severance in an amount equal to [two] times [the sum of (i) his annual base salary, plus (ii) the amount of the annual incentive bonus last paid prior to the termination], and we are also required to allow Mr. Meyer to continue to participate in our group medical and dental plans at our expense for a period of 24 months. If such termination occurred on January 31, 2017, Mr. Meyer would have been entitled to a severance payment of $950,000 (paid in equal monthly installments over 24 months) calculated as follows: [two] times [the sum of (i) the current base salary of $475,000, plus (ii) the amount of the last annual incentive bonus paid of $0]. In addition, we would pay for the cost of Mr. Meyer's continued participation in our group medical and dental plans for the 24 month period following termination (currently $1,397 per month).
Mr. Meyer's employment agreement does not contain any special provisions or additional payments applicable to a termination following a change in control. Upon termination of employment for any reason, Mr. Meyer's unvested equity awards are forfeited.
Under Mr. Meyer's employment agreement, “cause” is defined to mean the occurrence of any of the following: (i) the commission of a felony; (ii) any intentional and/or willful act of fraud or material dishonesty; (iii) the willful and/or continued failure, neglect, or refusal to perform in all material respects his job duties, or to fulfill his fiduciary responsibilities to the Company; or (iv) a material breach of the Company’s material policies or codes of conduct or other agreement. In addition, "good reason” is defined to mean any of the following: (i) an action that results in a substantial diminution in duties, status or position; (ii) the relocation of the principal office for Company business to a location more than forty (40) miles from the Company’s current headquarters; or (iii) material breach by the Company of any terms or conditions of the employment agreement.
We are also party to an employment agreement with Mr. Kalvoda, which provides that if Mr. Kalvoda is terminated by us without "cause" prior to the expiration of the term or if he resigns for "good reason" (in either case, not following a "change in control"): (a) we are obligated to pay severance in an amount equal to the sum of (i) his annual base salary plus (ii) the amount of the average annual incentive bonus paid to Mr. Kalvoda in the three years preceding termination; (b) his non-vested restricted equity awards that vest with the passage of time will not be forfeited and will vest in accordance with the normal vesting schedule; (c) his non-vested equity-based compensation awards that are intended to constitute performance-based compensation shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements; and (d) we are required to allow Mr. Kalvoda to continue to participate in our group medical and dental plans at our expense for a period of 12 months. If such termination occurred on January 31, 2017, (not following a "change in control"), Mr. Kalvoda would have been entitled to a severance payment of $303,500 (paid in equal monthly installments over 12 months) calculated as follows: the sum of (i) the current base salary of $294,500, plus (ii) the amount of the average annual incentive bonus paid in the three years preceding termination of $9,000. In addition, the Company would pay for the cost of his continued participation in our group medical and dental plans for the 12 month period following termination (currently $983 per month). Assuming a termination date of January 31, 2017, the value of the non-vested equity awards that would continue to vest over the established vesting schedules would be $834,276, calculated based upon the closing price of our Common Stock on January 31, 2016 of $13.81.
If Mr. Kalvoda is terminated by the Company without "cause" following a "change in control" or if he resigns for "good reason" within 12 months following a "change in control", the Company is obligated to pay severance in an amount equal to [two] times [the sum of (i) the annual base salary then in effect, plus (ii) the amount of the average annual incentive bonus paid to Mr. Kalvoda in the three years preceding the termination]. These severance payments would be made in 24 equal monthly installments. Also, Mr. Kalvoda's non-performance based equity awards would become fully vested and earned as of the first day following the expiration of the rescission period under the release; and any performance based equity awards would vest and be earned in accordance with the terms of the applicable award agreement. If such termination occurs we would also be required to allow Mr. Kalvoda to continue to participate in our group medical and dental plans at our expense for a period of 24 months following termination. If Mr. Kalvoda was terminated on January 31, 2017, (following a "change in control") he would have been entitled to a severance payment of $607,000 (paid in equal monthly installments over 24 months) calculated as follows: [two] times [the sum of (i) the current base salary of $294,500, plus (ii) the amount of the average annual incentive bonus paid in the three years preceding termination of $9,000]. In addition, the Company would pay for the cost of his continued participation in our group medical and dental plans for the 24 month period following termination (currently $983 per month). Assuming a termination date of January 31, 2017, the value of the equity awards that would vest on a change in control would be $834,276, calculated based upon the closing price of our Common Stock on January 31, 2017 of $13.81.
Under Mr. Kalvoda's employment agreement, “cause” is defined to mean any of the following: (i) material breach of the employment agreement; (ii) willful refusal to perform assigned duties without justification, or willful misconduct or gross negligence in the performance of duties; (iii) a material breach of the Company’s material policies or codes of conduct or of material obligations under any other agreement; (iv) the willful engagement in dishonesty, fraud, illegal conduct, with respect to or in the course of the business or affairs of the Company, which materially and adversely harms the Company; (v) conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude; and (vi) death or permanent disability. In addition, “good reason” is defined to mean any of the following: (i) substantial diminution in duties, status, compensation, or reporting relationship; (ii) the relocation of the principal office for Company business to a location more than forty (40) miles from the Company’s current headquarters; (iii) material breach by the Company of any terms or conditions of the employment agreement; or (iv) the failure of the Company to require a successor to assume the terms of the employment agreement. In addition, “change in control” is defined to mean the occurrence of any of the following: (i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; (ii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (iii) the sale of all or substantially all of the Company’s assets.
In order to receive the severance and continued benefits described above, each officer would be required to sign a release of claims against us, fulfill his non-competition obligations, cooperate with transitioning his duties and execute a non-disparagement agreement with us. We have arrived at these terms based on the advice and experience of our advisors and directors, including their knowledge of practices and agreements at public companies.
Equity Compensation Plan Information
The following table provides information regarding our equity compensation plans as of January 31, 2017:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	333,564	$12.50	973,395
Equity compensation plans not approved by security holders	—	—	—
Total	333,564	$12.50	973,395

(1)
Amount includes the number of shares of Common Stock underlying the outstanding stock options and RSUs. The number of shares underlying outstanding Performance Based RSUs is based on the target level of performance under those awards.

(2)	Amount reflects weighted average exercise price of outstanding stock options only.

(3)	Amount represents shares available for future issuance under equity compensation plans, including as restricted stock awards.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(PROPOSAL 2)
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as set forth in Section 14A of the Securities Exchange Act of 1934, as amended), we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that was paid to our named executive officers in fiscal 2017.
Our compensation philosophy is described in the Compensation Discussion and Analysis contained in this Proxy Statement. Stockholders are urged to read the Compensation Discussion and Analysis and to review the "Summary Compensation Table" and other related tables and narrative disclosure, which describe the compensation of our Chief Executive Officer and our Chief Financial Officer in fiscal 2017. The Compensation Committee and the Board believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving our goals. In addition, they believe the compensation of our named executive officers in fiscal 2017 reflects and supports these compensation policies and procedures.
Stockholders are being asked to vote on the following resolution:
"RESOLVED, that the stockholders of Titan Machinery Inc. approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the compensation tables, and related narrative disclosures as contained in this Proxy Statement."
This advisory vote on executive compensation, commonly referred to as a "say-on-pay" advisory vote, is required under Section 14A of the Securities Exchange Act of 1934, as amended, and is not binding on our Board. However, the Board and Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.
The Board recommends that you vote "FOR" the adoption of the resolution set forth in this Proposal 2.

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES
ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(PROPOSAL 3)
          In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as set forth in Section 14A of the Securities Exchange Act of 1934, as amended), we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the frequency of holding future advisory "say-on-pay" votes on executive compensation, as provided for in Proposal 2 above.
By voting on this Proposal 3, stockholders may indicate whether they would prefer to hold future advisory “say on pay” votes once every one, two, or three years. Our prior vote regarding the frequency of holding future “say-on-pay” votes occurred at the 2011 Annual Meeting. At that year’s Annual Meeting, stockholders agreed with the Board’s recommendation that advisory votes on executive compensation should occur every year. The next vote regarding the frequency of holding future “say-on-pay” votes is expected to occur at our Annual Meeting to be held in 2023.
As discussed under the caption Compensation Discussion and Analysis, the Company's compensation philosophy is to provide compensation in a manner that seeks to maximize long-term stockholder value. The Board has determined that an annual, or "1 Year," frequency for say-on-pay votes is the best approach for the Company and stockholders. The Board believes that annual votes will provide the clearest and most useful way to receive feedback from stockholders in this important area, and confirms the Company's commitment to frequent and transparent communications with investors.
        The Board unanimously recommends that stockholders select an annual frequency for conducting future stockholder "say-on-pay" votes by voting for the "1 Year" option on this Proposal 3.
        The stockholder vote on this Proposal 3 is advisory. Therefore, it will not be binding on the Company or the Board. Nevertheless, we highly value the opinion of our stockholders and will give significant weight to the advisory vote when determining how frequently future stockholder "say-on-pay" votes will be conducted.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Transactions with Related Persons
We have a written Related Party Transactions Policy that requires our independent directors to review and approve or ratify any "related person transaction" of the type required to be disclosed by Item 404 of Regulation S-K. "Related persons" include directors, officers, stockholders beneficially owning more than 5% of our common stock, and their respective immediate family members. The policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries was, is or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. All of our directors, officers and employees are required to report to our General Counsel any related party transactions (as required to be disclosed under Item 404 of Regulation S-K).
All related person transactions are reviewed and may be approved or ratified by the independent directors (not including any director that is a related person with respect to the transaction at issue). The independent directors take into account, among other factors they deem appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction. The independent directors may impose such conditions as they deem necessary and appropriate on the Company or the related person in connection with the transaction. In the case of a transaction presented to the independent directors for ratification, the independent directors may ratify the transaction or determine whether rescission of the transaction is appropriate.
Related Person Transactions in Fiscal 2017
Described below are transactions that occurred during fiscal 2017 to which we were a participant in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
a director, executive officer, beneficial owner of more than five percent of any class of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.

1.    Real Estate Lease Agreement with C.I. Farm Power Inc.
We lease one dealership site located in Fargo, North Dakota from C.I. Farm Power Inc., an entity owned and controlled by Mr. Peter Christianson (our former President and former member of our Board of Directors), who is a brother of Tony Christianson (a member of our Board of Directors) and his immediate family. The monthly lease payment is $12,000. We paid $144,000 in lease payments to this entity during fiscal 2017. The lease agreement expires on July 31, 2018, subject to the right of either party to terminate at any time upon 60 days' written notice. We are responsible for paying real estate taxes, insurance, maintenance and utilities. We believe the terms of this lease to be commercially reasonable, and the lease is not any less favorable to us than could be obtained in an arm's length transaction with an unrelated party.
2.    Immediate Family Members who are Employees of the Company
During fiscal 2017, Ted Christianson served as our Treasurer and received total cash compensation of approximately $241,740 and a restricted stock award of 1,871 shares of our Common Stock, with a grant-date fair value of $20,001. Ted Christianson is the brother of Tony Christianson (a member of our Board of Directors). Mr. Ted Christianson participated in employee benefits plans and programs available to our other full time employees.
3.    Consulting Agreement with Peter Christianson
On May 11, 2015, Peter Christianson (our former President and former member of our Board of Directors), who is a brother of Tony Christianson (a member of our Board of Directors), entered into a services agreement (the “Services Agreement") with the Company to begin to provide consulting services to the Company following the end of fiscal 2016 and in connection with the conclusion of his employment with the Company. Under the terms of the Services Agreement, Mr. Peter Christianson received (i) fees for his consulting services in the amount of $500,000 per year, (ii) reimbursement by the Company of reasonable expenses incurred in performing such consulting services; and (iii) continued coverage under the Company’s group medical and dental plans, at Company expense, for a period of up to 24 months. The Services Agreement has a term of three years, ending on January 31, 2019. Either party is permitted to terminate the Services Agreement upon 14 days prior written notice, however if the Services Agreement is terminated by the Company without “cause” (as defined in the Services Agreement) service fees continue to remain payable to Mr. Christianson through the end of the term. During fiscal 2017, Mr. Peter Christianson received $514,175 in fees, including group medical and dental coverages expenses as paid by the Company on behalf of Mr. Peter Christianson, from the Company under the terms of the Services Agreement. In February, 2017, Mr. Peter Christianson and the Company mutually agreed to terminate the Services Agreement. Under the termination arrangement, the Company will pay Mr. Christianson two equal payments of $325,000 on August 15, 2017 and February 15, 2018.

AUDIT COMMITTEE REPORT
In accordance with its written charter adopted by the Board, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	reviewed and discussed the audited financial statements with management and the independent auditors;

(2)	discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees; and

(3)
received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2017, as filed with the SEC.

Members of the Audit Committee: Richard Mack (Chair) Stanley Dardis Jody Horner
FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Information
Deloitte & Touche LLP has acted as the Company's independent registered public accounting firm for the fiscal years ended January 31, 2017 and 2016.
Audit Fees
The following fees were billed by Deloitte & Touche LLP for fiscal years 2017 and 2016:

	2017	2016
Audit Fees	$692,020	$683,300
Audit-Related Fees	25,000	—
Tax Fees	—	—
All Other Fees	—	—
Total	$717,020	$683,300
Audit fees are for professional services rendered for the audit of the Company's annual financial statements and review of financial statements included in the Company's Quarterly Reports on Form 10-Q filings or services that are normally provided by the independent registered public accounting firm in connection with regulatory filings with the SEC.
Audit-related fees are primarily for the assurance and related services performed by our auditors that are reasonably related to the performance of the audit or review of the Company's financial statements. For fiscal 2017, this primarily consisted of accounting research assistance and services related to our receipt and responses to SEC comment letters.
Tax fees may include services such as tax compliance, tax advice and tax planning, amongst others. There were no such fees during fiscal 2017 or 2016.
All other fees relate to services provided by the independent registered public accounting firm that are not classified as audit fees, audit-related fees or tax fees. There were no such fees during fiscal 2017 or 2016.
Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its Independent Registered Public Accounting Firm or any other auditing or accounting firm. During fiscal 2017, the Audit Committee approved all audit and non-audit services provided to the Company by Deloitte & Touche LLP. The Committee's current practice is to consider for pre-approval annually all audit and non-audit services proposed to be provided by the Independent Registered Public Accounting Firm. In making its decision to appoint

Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte & Touche LLP is compatible with maintaining that firm's independence and has determined that such services are compatible with maintaining Deloitte & Touche's independence.
RATIFICATION OF PUBLIC ACCOUNTING FIRM
(PROPOSAL 4)
The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2018.
Our bylaws do not require that our stockholders ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm. However, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions. Further information about the services provided by Deloitte & Touche LLP, including information about the fees paid to the firm during fiscal 2017 can be found under the heading “Fees of the Independent Registered Public Accounting Firm” above.
The Board recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2018.
OTHER BUSINESS
Management knows of no other matters to be presented at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.
STOCKHOLDER PROPOSALS
Any appropriate proposal submitted by a stockholder of the Company and intended to be presented at the 2018 Annual Meeting of Stockholders must be received by the Company no later than December 22, 2017 to be includable in the Company's Proxy Statement and related proxy for the 2018 Annual Meeting. Additionally, pursuant to the advance notice provisions of the Company's Bylaws, as authorized by applicable state law, in order for stockholders to present nominations or other business at the 2018 Annual Meeting, which is not submitted for inclusion in the Proxy Statement, a stockholder's notice of such nomination or other business must be received no earlier than February 1, 2018 and no later than March 3, 2018 and must be in a form that complies with the requirements set forth in the Company's Bylaws.
FORM 10-K
A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT FOR THE FISCAL YEAR ENDED JANUARY 31, 2017 (WITHOUT EXHIBITS), ACCOMPANIES THIS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO MARK KALVODA, CHIEF FINANCIAL OFFICER, AT THE COMPANY'S PRINCIPAL ADDRESS.
Dated: April 27, 2017
West Fargo, North Dakota

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR all nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Tony Christianson   02 John Henderson

The Board of Directors recommends you vote FOR Proposal 2.

	For	Against	Abstain
2. To approve, by non-binding vote, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR 1 YEAR on Proposal 3.

	1 year	2 years	3 years	Abstain
3. To determine, by non-binding vote, the frequency of holding future shareholder votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000335217_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com

TITAN MACHINERY INC.
Annual Meeting of Shareholders
June 1, 2017 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints David J. Meyer and Mark Kalvoda, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TITAN MACHINERY INC. that the shareholder(s) are entitled to vote at the Annual Meeting of shareholders to be held at 8:00 AM, CDT on June 1, 2017, at the Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, MN 55441, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000335217_2 R1.0.1.15

Continued and to be signed on reverse side

QuickLinks
INTRODUCTION
GENERAL INFORMATION
OUTSTANDING SHARES AND VOTING RIGHTS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ELECTION OF DIRECTORS (PROPOSAL 1)
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 2)
ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 3)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RATIFICATION OF PUBLIC ACCOUNTING FIRM (PROPOSAL 4)
OTHER BUSINESS
STOCKHOLDER PROPOSALS
FORM 10-K
PROXY CARD